EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

APi Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001	457(r)	12,650,000 (1)	$37.50	$474,375,000	0.00014760	$70,017.75 (2)

Fees Previously Paid	—	—	—	—		—		—

	Total Offering Amounts					$474,375,000		$70,017.75

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$70,017.75

(1)	Includes 1,650,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.